Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY ANNOUNCES RECEIPT OF REQUISITE

CONSENTS IN TENDER OFFER AND CONSENT SOLICITATION

FOR 6.95% SENIOR NOTES DUE 2007

Richmond, Virginia, December 7, 2005—Massey Energy Company (NYSE:MEE) announced today that holders of $189.2 million aggregate principal amount of the outstanding $220.1 million aggregate principal amount of Massey’s 6.95% Senior Notes due 2007 (the “Notes”), representing approximately 86.0% of the outstanding Notes, had tendered their Notes on or prior to the consent deadline of 5:00 p.m. New York City time on December 6, 2005 (the “Consent Date”), pursuant to Massey’s previously announced consent solicitation and tender offer for the Notes.

As a result of the consents and early tenders, Massey has received the requisite consents to execute a supplemental indenture relating to the Notes which will reduce the minimum notice period required in the optional redemption provisions of the indenture from 30 days to three days. The supplemental indenture relating to the Notes containing the proposed changes will be executed by Massey and the Trustee under the indenture but it will not become operative with respect to the Notes and the indenture until the tendered Notes are accepted for purchase by Massey. In addition, if the tender offer is terminated or withdrawn, the supplemental indenture will not become operative.

The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated November 22, 2005. The tender offer is scheduled to expire at 12:00 a.m. midnight, New York City time, on December 20, 2005, unless extended or earlier terminated.

In addition to acquiring the requisite number of consents, the consummation of the tender offer is conditioned upon, among other things, the receipt of gross proceeds of $725.0 million from a private offering by Massey of new senior notes and customary closing conditions. If any of the conditions are not satisfied, Massey is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered Notes, and may terminate the tender offer. The exact terms and conditions of the tender offer and consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement.

Massey has engaged UBS Securities LLC as dealer manager for the tender offer and solicitation agents for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to UBS at (888) 722-9555 ext. 4210 (toll-free) or (203) 719-4210 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 924-2200 (toll-free) or (212) 430-3774 (collect), the information agent for the tender offer and consent solicitation.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation dated November 22, 2005.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, http://www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward- looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at http://www.masseyenergyco.com, Investor Relations.

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